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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Numbers 333-76099-99, 333-96699, 333-92483-99, 333-91829-99, 333-91743-99, 333-87069-99, 333-86289-99,
333-76077-99, 333-45446-99 and 333-11313-99), on Form S-3 (Registration Numbers
333-81137, 333-44532, 333-59844, 333-91296-01, 333-85228-99 and 333-99627) and
on Form S-4 (Registration Numbers 333-76198, 333-84781 and 333-72397) of Nabors Industries Ltd. of our report dated January 23, 2002, except for Note 16, as to which the date is March 18, 2002, Notes 1, 2, 7, 12 and 15, as to which the date is August 20, 2002, and Note 17, as to which the date is October 10, 2002, relating to the consolidated financial statements, which is included in this Form 8-K.



/s/ PricewaterhouseCoopers LLP

Houston, Texas
October 10, 2002